UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2020

CLEAN ENERGY TECHNOLOGIES, INC.

(Exact name of Company as specified in its charter)

Nevada	000-55656	20-2675800
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

2990 Redhill Avenue

Costa Mesa, CA 92626

(Address of principal executive offices)

Phone: (949) 273-4990

(Company’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	CETY	OTCQB

Item 1.01 Entry into a Definitive Material Agreement

On October 14, 2020, Clean Energy Technologies, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Firstfire Global Opportunities Fund LLC (the “Investor”), pursuant to which the Company issued to the Investor a convertible promissory note (the “Note”) in the original principal amount of $168,000, a 2 year Warrant (the “Warrant”) to purchase 1,500,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) and one million two hundred and fifty thousand (1,250,000) restricted shares of Common Stock (“Inducement Shares”). The Note carried an original issue discount of $8,000 with interest of 8% per annum payable at maturity. The Note matures 10 months from the funding date and is convertible at any time 180 days after the issue date into the Common Stock at a conversion price equal to $0.02 per share, subject to adjustment. The conversion of the Note is limited to 4.99% of the issued and outstanding shares of the Common Stock which may be waived by Investor to 9.99% upon 61 days prior notice to the Company. If an event of default occurs, the conversion price changes to the lesser of (a). $0.02 (two) cents or (b) a discount to market based upon subsequent financing, or (c) 70% of either the lowest traded price in the prior 10 trading days immediately preceding the date of conversion. In the event that the Company issues a convertible note on more favorable terms the terms of the Note will be revised to reflect such terms. The Note has amortization payments of $30,240.00 commencing March 13, 2021 and each 30 days thereafter and may be prepaid at any time prior to maturity. The funds were received on October 15, 2020.

The Warrant has an exercise price of $0.04 per share, have a term of two years, and may be exercised on a cashless basis. The exercise price and number of shares subject to purchase under the Warrant are subject to adjustment for certain corporate actions and dilutive issuances during the term of the Note.

The Company is required to reserve three times the number of shares of its Common Stock issuable on full conversion of the Note and Warrant (initially 35,000,000 shares).

The foregoing descriptions of the terms of the Securities Purchase Agreement, Note and Warrant does not purport to be complete and are qualified in their entirety by reference to the full text of the Securities Purchase Agreement, Note and Warrant attached hereto as Exhibits 10.119, 10.120 and 10.121, respectively.

On September 9, 2020 the Company entered into a Securities Purchase Agreement with PowerUp Lending Group Ltd. (“PowerUp”) for the purchase of a Convertible Promissory Note in the aggregate principal amount of $63,000 (the “PowerUp Note”) carrying an interest rate of 11% per annum and due on September 9, 2021. The purchase price on the PowerUp Note was $63,000 with the Company paying for expenses of $3,000.

The PowerUp Note may be converted at any time after 180 days from the issue date into shares of Company’s Common Stock at a price equal to 65% of the lowest two day average closing bid price of the Company’s Common Stock during the 15 consecutive Trading Days prior to the date on which Holder elects to convert all or part of the Power Up Note, subject to adjustment for certain penalties. The PowerUp Note may be converted to up to a maximum of 4.99% of the issued and outstanding Common Stock of the Company and permits the Company to pre-pay its obligations at a premium prior to maturity.

The Company is required to reserve six times the number of shares of its Common Stock issuable on full conversion of the Power Up Note (initially 26,124,818 shares).

The foregoing description of the terms of the foregoing transactions does not purport to be complete and is qualified in its entirety by the complete text of the documents attached as, respectively, Exhibits 10.122 and 10.123 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sale of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The securities were offered and sold in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof.

Item 8.01 Other.

The proceeds received by the Company from the Note issued to the Investor will be used to pay off the Company’s obligations under a $128,000 promissory note previously issued to Power Up Lending Group, Ltd. and for general working capital purposes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.119	Form of Securities Purchase Agreement, dated October 14, 2020, by and between Clean Energy Technologies, Inc. and LGH Investments, LLC.

10.120	Form of $164,800 Convertible Promissory Note, dated October 14, 2020, issued by Clean Energy Technologies, Inc. to LGH Investments, LLC.

10.121	Form of Common Stock Purchase Warrant, dated October 14, 2020, issued by Clean Energy Technologies, Inc. to LGH Investments, LLC.

10.122	Form of Securities Purchase Agreement between PowerUp Lending Group Ltd. and Clean Energy Technologies, Inc., dated September 9, 2020.

10.123	Form of Convertible $63,000 Promissory Note between PowerUp Lending Group Ltd. and Clean Energy Technologies, Inc., dated September 9, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Energy Technologies, Inc.

/s/ Kambiz Mahdi
By:	Kambiz Mahdi
Chief Executive Officer

Date:	October 19, 2020